Exhibit 10.26

March 24, 2015

Derrick Sung

Dear Derrick:

We are pleased to offer you the position of Executive Vice President, Strategy & Corporate Development with iRhythm Technologies, Inc. (the “Company”). If you decide to join us, you will receive a salary and certain employee benefits as explained in Exhibit A. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 850,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

T 415.632.5700   F 415.632.5701   www.irhythmtech.com

iRhythm Technologies, Inc 650 Townsend Street, Suite 380 • San Francisco, CA 94103

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, we anticipate your first day of employment will be no later than Monday, June 1, 2015. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Friday, March 27, 2015. An At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement will follow in a separate communication should you decide to accept.

We look forward to your favorable reply and to working with you at iRhythm Technologies, Inc.

Sincerely,

Kevin M. King
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Derrick Sung
Printed Name: Derrick Sung
Date: 3/25/2015

cc:	Kaja Odegard, Vice President, Human Resources

Exhibit A

Services and Benefits for Derrick Sung

March 24, 2015

Position: Executive Vice President, Strategy & Corporate Development

Base Pay Rate: You will be a full-time employee, with a base rate of $275,000 annually, which will be earned and payable in accordance with the Company’s payroll policy. This rate is based on your geographical work location at the time of hire, and should your work location change due to relocation, your rate of pay may be reevaluated to align with geographical market rates.

Equity: 850,000 Common Stock Options.

Bonus: Each calendar year, you will be eligible to earn a bonus of 25% of your annual base salary at the time of bonus payment. The bonus will be based on achievement of financial targets and/or other performance objectives set by the Company, and the earned bonus will generally be paid within 60 days after the close of a calendar year. The eligible bonus amount will be prorated for any calendar quarter in which you are not employed for an entire quarter, and you must be employed on the date that your bonus, if any, is paid in order to earn and be eligible to receive the bonus.

Benefits and Expenses: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. This includes four weeks per year of Paid Time Off, in addition to specified Holidays, among other benefits.

Severance: If involuntarily terminated without Cause or you separate due to a Constructive Termination (each as defined below), the Company shall continue to pay you, in accordance with the Company’s normal payroll practice, your base salary and bonus compensation, as well as any other benefits in effect immediately prior to such termination of employment, for a ninety (90) day period commencing on the effective date of such termination, provided you execute a general release of claims in favor of the Company in a form required by the Company.

“Cause” shall mean: (i) your conviction of, or plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude; (ii) your admission or conviction of, or plea of guilty or nolo contendre to, an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (iii) your material, intentional wrongful damage to property of the Company; (iv) intentional unauthorized or wrongful use or disclosure of secret processes or of proprietary or confidential information of the Company (or any other party to whom you owe an obligation of nonuse or nondisclosure as a result of your employment relationship with the Company), including but not limited to trade secrets and customer lists; (iv) your violation of any agreement not to compete with the Company or to solicit either its customers or employees on behalf of competitors while remaining employed with the Company; (v) your intentional violation of any policy or policies regarding ethical conduct that causes material harm to the Company; (vi) an act of dishonesty made by you in connection with your responsibilities as an employee which materially harms the Company, or (vii) your intentional or continued failure to perform your duties with the Company, as determined in good faith by the Company after being provided with written notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within thirty (30) days of receipt of such notice.

“Constructive Termination” shall mean: without your express written consent, (i) a material reduction by the Company of your base salary in effect immediately prior to such reduction; or (ii) a material reduction of your title, duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; in any of such cases provided that you (x) terminate employment within ninety (90) days of any such event, (y) provide the Company written notice of the grounds for Constructive Termination, and (z) provide the Company with a thirty (30) day period to cure the grounds for Constructive Termination.